Exhibit 99.1



For More Information:   Gary Geraci                   Sheri Seybold
                        Equity Performance Group      Big Sky Communications
                        617-723-2373                  925-556-9197
                        gary@equityperfgp.com         sheri@bigskypr.com


For Immediate Release



                           ONSTREAM MEDIA BOLSTERS ITS
                          INFORMATION TECHNOLOGY STAFF
                      BY ADDING THREE FORMER SAIC ENGINEERS

POMPANO BEACH, FL - JULY 7, 2005 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand, rich media communications, today reported that it has significantly strengthened its information technology staff through the addition of three former Science Applications International Corporation (SAIC) engineers. Joining the Onstream Media team are Bradford Tyler, who will serve as Onstream Media's Corporate Chief Technology Officer, Daniel Stroud, who will serve as a Senior Engineer for the company, and Richard Jackman, who joined the Onstream Media team in the fall of 2004 serves as a Software Engineer for the Company. All three individuals previously worked in various capacities at SAIC on the design, development and implementation of Onstream Media's Digital Media Services Platform (DMSP).

Mr. Tyler, who served most recently at SAIC as Assistant Vice President, Director of the Operability and Solutions Laboratory, and Group Chief Technologist for Storage Solutions, brings to Onstream Media over 33 years of experience. In his most recent role with SAIC, Mr. Tyler provided senior technology support and guidance to SAIC Group executives in storage, data management, data center, and information distribution applications. In his role as chief technologist, Mr. Tyler also provided direction, support and guidance on storage and data intensive problems for SAIC organizations. In the newly created post of Chief Technology Officer for Onstream Media, Mr. Tyler will spearhead all of the company's technology initiatives, overseeing all technology evaluation, selection and utilization. His prior experience includes space systems, clinical informatics, intelligence, telecommunications, converged solutions, digital media, and data management, as well as common architectures such as Microsoft technology, UNIX, and IBM mainframes, as well as unconventional architectures such as Hypercubes, F8's and other embedded systems.

Mr. Tyler recently served as the chief engineer on the Clark County School District program while with SAIC. This project connects 300 plus facilities with GigE, a 30,000 subscriber VoIP (voice over internet protocol) implementation, and delivers 100 channels of multicast MPEG-2 and 1000 Video-On-Demand streams. He also served as the interim Chief Technology Officer in a joint venture with a

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major carrier/services provider, where he was responsible for architectures, architectural maturation, vendor participation, next generation and disruptive technologies and the R&D program. Product sets include primary on-demand storage, back up and recovery, disaster recovery and business continuance support, and storage resource management features.

Daniel Stroud most recently served as a Chief Systems Architect, with an emphasis on Video Systems Integration, Project Management and Test activities, and Network test and validation activities in the federal sector while at SAIC. His previous work for the Company included SAN/NAS (storage area network/network attached storage) design and integration and Rapid Application Development using Microsoft Solutions Framework (MSF).

Richard Jackman, who most recently served as a Senior Software Engineer at SAIC, brings more than 26 years of progressive experience in systems analysis and engineering, systems integration, programming, implementation, testing, computer operations, documentation, graphical user interfaces, and mapping.

Randy Selman, president and Chief Executive Officer, stated, "The addition of three highly qualified and skilled individuals to the Onstream Media team will greatly enhance our IT capabilities and is an endorsement of our corporate strategy and direction. In particular, we expect Brad Tyler's corporate-wide stewardship of our technology initiatives to help Onstream Media solidify and extend its leadership position in the field of digital asset management and other managed service solutions."

                        About Onstream Media Corporation

Founded in 1993, Onstream Media (Nasdaq: ONSM) is a leading online service provider of live and on-demand, rich media communications via the Onstream Digital Media Services Platform. Specializing in audio and video corporate communications, Onstream Media's pioneering ASP digital asset management technology provides the necessary tools for webcasting, webconferencing and content publishing services focused on increasing productivity and revenues for any organization in an affordable and highly secure environment. 78% of the Fortune 100 CEO's and CFO's have used Onstream Media's webcasting services for investor relations announcements.

Onstream Media customers include: AOL, AAA, Disney, MGM, Deutsche Bank, Thomson Financial/CCBN and PR Newswire.

For more information, visit the Onstream website at www.onstreammedia.com or call 954-917-6655

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